UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 9, 2014
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-08733	85-0212139
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
1.01	Entry Into a Material Definitive Agreement
2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant
9.01	Financial Statements and Exhibits

2.

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

Forbearance and Loan Modification Agreement

Nord Resources Corporation (“Nord” or the “Company”), as borrower, and its subsidiary Cochise Aggregates and Materials, Inc. (“Cochise”) as guarantor, have entered into a Forbearance and Loan Modification Agreement dated September 9, 2014 (the “Forbearance Agreement”) with Nedbank Limited (“Nedbank”), as lender, in respect of approximately $52 million (the “Indebtedness”) due and owing to Nedbank and its affiliates under the Company’s secured term loan facility, copper hedge program and interest rate swap program, and to provide for up to $350,000 in further advances by Nedbank to the Company to cover certain budgeted expenses necessary to protect the collateral securing the Indebtedness.

The Company is party to an amended and restated Credit Agreement dated March 31, 2009 with Nedbank, as administrative agent and lead arranger, which provided for a $25 million secured term loan credit facility. The Credit Agreement is collateralized by substantially all of the Company’s assets. The Company is in default of its obligations under the Credit Agreement, and under the Company’s copper hedge and interest rate swap programs under derivative agreements with Nedbank affiliates as counterparties. Given this default, Nedbank has full authority to exercise its rights under the credit agreement, including the acceleration of the full amount due thereunder and the institution of foreclosure proceedings against the Johnson Camp Mine.

Under the Forbearance Agreement, Nedbank has agreed to forbear from the exercise of its rights and remedies, whether at law, in equity, by agreement or otherwise, available to Nedbank as a result of the defaults under the loan and collateral agreements until the earliest of: (i) 45 days commencing from September 1, 2014; (ii) the time at which Nord is in breach or default of the Forbearance Agreement; (iii) the occurrence of any event of default under the loan documents not expressly covered by the Forbearance Agreement; or (iv) the filing of a voluntary or involuntary petition in bankruptcy or the appointment of a receive by or against Nord or Cochise.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Until the termination or expiration of the forbearance period under the Forbearance Agreement, Nedbank has agreed to lend up to a maximum of $350,000 by way of new advances (the “Advances”) to Nord to cover certain budgeted expenses approved by Nedbank and necessary to protect the collateral securing the Indebtedness (which shall include the new Advances and interest thereon), including to pay for insurance, to pay for utilities, to pay for supplies needed to maintain and continue Nord’s operations, for certain environmental monitoring expenses, and to pay for payroll. The new Advances, in the nature of a revolving loan, will bear interest at LIBOR plus 8.5% per annum. All Advances and interest thereon shall mature and become due and payable upon the termination or expiry of the forbearance period under the Forbearance Agreement.

3.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS Item 9.01 Financial Statements and Exhibits Exhibits.

Exhibit
Number	Description

99.1	News release of Nord Resources Corporation dated September 10, 2014*

* Filed herewith

4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

By:
DATE: September 10, 2014	/s/ Wayne M. Morrison
Wayne M. Morrison
Chief Executive Officer

5.